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                                 BEVERLY REISMAN
                               323 BETTY ANN DRIVE
                               WILLOWDALE, ONTARIO
                                     M2R 1B4

October 7, 2003

Red Brook Developments Limited
250 Lesmill Road
Don Mills, Ontario
M3B 2T5

Attention:  Mr. Elly Reisman

RE:  VISUAL BIBLE INTERNATIONAL, INC.

Dear Sirs:

      As previously agreed, enclosed please find my cheque in the amount of twenty thousand United States dollars ($20,000.00USD), the ("cheque") for the purchase of twenty thousand (20,000) A Units, (the "Purchased A Unites") of Visual Bible International, Inc. ("VBI") that would have otherwise been issued to Red Brook Developments Limited ("Red Brook") as part of Red Brook's conversion of its Bridge Loans (as defined in the CP Agreement) pursuant to Paragraph 4 of the Amended and Restated Red Brook Conditions Precedent Agreement, dated as of August 13, 2003, among Red Brook, VBI and Maurice Colson (the "CP Agreement"). The Bridge Loans are being converted as of today's date.

                                                          Yours truly,

                                                      /s/ Beverly Reisman
                                                      -------------------------
                                                          Beverly Reisman

Red Brook hereby acknowledges receipt of the cheque as payment for the Purchased A Units as of this 7th day of October 2003.

/s/ Elly Reisman
-------------------------------
Red Brook Developments Limited